THE AMERICAN FUNDS TAX-EXEMPT SERIES I, INC.

                    AMENDED AND RESTATED MULTIPLE CLASS PLAN


     WHEREAS, The American Funds Tax-Exempt Series I (the "Trust"), a Massachusetts business trust, which initially offers shares of beneficial interest in two series desiganted The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia (the "Funds") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open- end management investment company that offers shares of beneficial interest;

     WHEREAS, American Funds Distributors, Inc. (the "Distributor") serves as the principal underwriter for the Funds;

     WHEREAS, the Funds have each adopted Plans of Distribution (each a "12b-1 Plan") under which each Fund may bear expenses of distribution of its shares, including payments to and/or reimbursement of certain expenses incurred by the Distributor in connection with its distribution of the Funds' shares;

     WHEREAS, the Trust has entered into an Administrative Services Agreement with Capital Research and Management Company under which the each Fund may bear certain transfer agent and administrative expenses for certain classes of shares;

     WHEREAS, each Fund is authorized to issue the following classes of shares of beneficial interest: Class A shares, Class B shares, Class C shares, Class F shares, and Class R-5 shares;

     WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan (the "Plan") setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

     WHEREAS, the Board of Directors of the Trustees adopted an Amended and Restated Multiple Class Plan on March 1, 2001 (the "Plan") and has determined, that it is in the best interest of each class of shares of each Fund individually, and each Fund as a whole, to amend and restate the Plan in recognition of it issuing additional classes of shares;

     NOW THEREFORE, the Trust amends and restates the Plan as follows:

          1. Each class of shares will represent interests in the same portfolio of investments of each Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of each Fund will relate to: (i) distribution, service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (iii) such differences relating to (a) eligible


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     investors,  (b) the  designation  of each class of shares,  (c)  conversion features, and (d) exchange privileges each as may be set forth in the Trust's prospectus and statement of additional information ("SAI"), as the same may be amended or supplemented from time to time.

          2. (a) Certain expenses may be attributable a Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Funds may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

          (b) A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan;
     (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub- transfer agency and shareholder servicing fees attributable to such class.

          (c) Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of a Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Trustees of the Trust; and (ii) those Trusteess of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) ("Independent Trustees").

          3. Consistent with the general provisions of section 2(b), above, each class of shares of each Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

          (a)  Class A shares

               (i) Class A shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a contingent deferred sales charge ("CDSC"), and at net asset value without any sales charge, as set forth in the Trust's prospectus and SAI.

               (ii) Class A shares  shall be subject  to an annual  distribution expense under each Fund's Class A Plan of Distribution of up to 0.25% of average net assets, as set forth in the Trust's prospectus, SAI, and Plans of Distribution. This expense consists of a service fee of up to 0.25% plus certain other distribution costs.

          (b)  Class B shares

               (i) Class B shares shall be sold at net asset value without a front-end sales charge, but subject to a CDSC and maximum purchase limits as set forth in the Trust's prospectus and SAI.

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               (ii) Class B shares shall be subject to an annual  12b-1  expense under each Fund's Class B Plan of Distribution of 1.00% of average net assets, as set forth in the Trust's prospectus, SAI, and Class B Plans of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.

               (iii)Class B shares will automatically  convert to Class A shares of the respective Fund approximately eight years after purchase, subject to the limitations described in the Trust's prospectus and SAI. All conversions shall be effected on the basis of the relative net asset values of the two classes of shares without the imposition of any sales load or other charge.

               (iv) Class B shares  shall be subject to a fee  (included  within the transfer agency expense) for additional costs associated with tracking the age of each Class B share.

          (c)  Class C shares

               (i) Class C shares shall be sold at net asset value without a front-end sales charge, but subject to a CDSC and maximum purchase limits as set forth in the Trust's prospectus and SAI.

               (ii) Class C shares shall be subject to an annual  12b-1  expense under each Fund's Class C Plan of Distribution of 1.00% of average net assets, as set forth in the Trust's prospectus, SAI, and Class C Plan of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.

               (iii)Class  C  shares  shall  be  subject  to  an  Administrative
                    Services fee comprising transfer agent fees (according to the fee schedule contained in the Shareholder Services Agreement between the Trust and its transfer agent for its Class A and Class B shares) plus 0.15% of average net assets, as set forth in the Trust's prospectus, SAI, and its Administrative Services Agreement. In calculating transfer agent fees allocable to the Class C shares, the fees generated shall be charged to the each Fund and allocated to the Class C shares based on their aggregate net assets relative to those of the Class A and Class B shares. No transfer agent fees shall be charged for accounts held in other than street name or a networked environment.

               (iv) Class C shares will automatically  convert to Class F shares of the respective Fund approximately ten years after purchase, subject to the limitations described in the Trust's prospectus and SAI. All conversions shall be effected on the basis of the relative net asset values of the two classes of shares without the imposition of any sales load or other charge.


                                                         3
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               (v)  Class C shares shall be subject to a fee, if any,  (included within the transfer agency expense) for additional costs associated with tracking the age of each Class C share.

          (d)  Class F shares

               (i) Class F shares shall be sold at net asset value without a front-end or back-end sales charge.

               (ii) Class F shares shall be subject to an annual  12b-1  expense undereach Fund's Class F Plan of Distribution of up to 0.50% of average net assets, as set forth in the Trust's prospectus, SAI, and Class F Plans of Distribution. This expense shall consist of a distribution fee of 0.25% and a service fee of 0.25% of such net assets.

               (iii)Class  F  shares  shall  be  subject  to  an  Administrative
                    Services fee comprising transfer agent fees (according to the fee schedule contained in the Shareholder Services Agreement between the Trust and its transfer agent for its Class A and Class B shares) plus 0.15% of average net assets, as set forth in the Trust's prospectus, SAI, and its Administrative Services Agreement. Class F shares will pay only those transfer agent fees and third party pass-through fees (e.g., DST and NSCC fees) that are directly attributed to accounts of and activities generated by the Class F shares. No transfer agent fees shall be charged for accounts held in other than street name or a networked environment.

          (e)  The Class R-5 shares

               (i) The Class R-5 shares shall be sold at net asset value without a front-end or back-end sales charge.

               (ii) Class R-5 shares  shall not be  subject  to an annual  12b-1 expense.

               (vii)The Class R-5 shares  shall be subject to an  Administrative
                    Services fee comprising transfer agent fees (according to the fee schedule contained in the Shareholder Services Agreement between the Trust and its transfer agent for its Class A and Class B shares) plus 0.10% for Class R-5 shares, as set forth in the Trust's prospectus, SAI, and
                    Administrative Services Agreement. The Class R-5 share classes will pay only those transfer agent fees and third party pass-through fees (e.g., DST and NSCC fees) that are directly attributed to accounts of and activities generated by its own share class.


All other rights and privileges of Trust shareholders are identical regardless of which class of shares are held.

                                                         4

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          4. This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees.

          5. This Plan shall become effective with respect to any class of shares of each Fund, other than Class A, Class B, Class C, Class F, or Class R-5 shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Trustees of the Trust; and (ii) Independent Trustees prior to the offering of such additional class of shares), and shall continue in effect with respect to such additional class or classes until terminated in accordance with paragraph 7. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.

          6. No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Trustees of the Trust and (ii) Independent Trustees.

          7. This Plan may be terminated at any time with respect to each Fund as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Trustees of the Trust and (ii) Independent Trustees. This Plan may remain in effect with respect to a particular class or classes of shares of the Trust even if it has been terminated in accordance with this paragraph with respect to any other class of shares.

     IN WITNESS WHEREOF, the Trust has caused this Plan to be executed by its officers thereunto duly authorized, as of March 21, 2002.


                             THE AMERICAN FUNDS TAX-EXEMPT SERIES I


                             By:
                               --------------------------------------------
                               James H. Lemon, Jr.
                               Chairman of the Board


                             By:
                                ------------------------------------------
                                Howard L. Kitzmiller
                                Secretary

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